Exhibit 5.1

Darren DeStefano

T: +1 (703) 456-8034

ddestefano@cooley.com

January 7, 2019

Meredith Corporation

1716 Locust Street

Des Moines, IA 50309

Ladies and Gentlemen:

We have acted as counsel to Meredith Corporation, an Iowa corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the “Registration Statement”), with respect to the 6.875% Senior Notes due 2026 (the “Exchange Notes”) of the Company to be issued under an Indenture, dated as of January 31, 2018 (the “Indenture”) by and among the Company, certain subsidiaries of the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 31, 2018. The Exchange Notes are to be guaranteed by each of the subsidiaries of the Company listed on Exhibit A hereto (the “Exhibit A Guarantors”) and each of the subsidiaries of the Company listed on Exhibit B hereto (together with the Exhibit A Guarantors, the “Guarantors”) pursuant to guarantees provided in the Indenture (the “Guarantees”).

The Exchange Notes are to be offered in exchange for like principal amounts of the Company’s outstanding 6.875% Senior Notes due 2026 (the “Original Notes”) pursuant to the Registration Rights Agreement dated as of January 31, 2018, as supplemented by the Joinder Agreement dated as of January 31, 2018 (together, the “Registration Rights Agreement”), by and among the Company, certain subsidiaries of the Company and Credit Suisse Securities (USA) LLC.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Indenture, the forms of the Exchange Notes and the Guarantees set forth in the Indenture, the Registration Rights Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of officers of the Company and the Guarantors and have not independently verified such matters.

In rendering this opinion, we have assumed, without investigation: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) the valid existence, good standing in the jurisdiction of organization and the corporate or similar power to enter into, and perform the Exchange Notes, the Indenture and the Guarantees in accordance with their respective terms, of all persons party thereto (except that such assumption is not made as to the Exhibit A Guarantors); (vi) the due authorization, execution and delivery of all documents (except that such assumption is not made with respect to the due authorization, execution and delivery of the Exchanges Notes, the Indenture and the Guarantees by the Exhibit A Guarantors), in each case where the authorization, execution and delivery thereof by such parties are prerequisites to the effectiveness of such documents; (vii) the legal capacity of all individuals executing and delivering documents to so execute and deliver; (viii) the Exchange Notes, the Indenture and the Guarantees constitute valid and binding obligations, enforceable in accordance with their respective terms against all parties thereto (except that such assumption is not made with respect to the Company or the Guarantors); and (x) there are no extrinsic agreements or understandings among the parties to the Exchange Notes, the Indenture and the Guarantees that would modify or interpret the terms of such documents or agreements or the respective rights or obligations of the parties thereunder.

Our opinion herein is expressed with respect to the Colorado Business Corporation Act, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Washington Business Corporation Act and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that the Company is incorporated under the laws of the State of Iowa and that certain of the Guarantors are incorporated under the laws of the States of Arizona, Iowa, Nevada and Oregon and that our opinion is limited to the laws set forth in the first sentence of this paragraph. We have assumed all matters determinable under the law of the States of Arizona, Iowa, Nevada and Oregon, and understand you are obtaining opinions of separate counsel with respect to such matters.

With regard to our opinion below concerning the valid and legally binding nature of the Company’s obligations under the Exchange Notes and the valid and legally binding nature of the Guarantors obligations under the Guarantees:

(i)    Our opinion is subject to, and may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)    Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Exchange Notes, the Guarantees or the Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Exchange Notes, the Guarantees or the Indenture; (b) contains a waiver of an inconvenient forum; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations; (j) provides that provisions of the Exchange Notes, the Guarantees or Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (k) provides that a party’s waiver of any breach of any provision of the Exchange Notes, the Guarantors or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Exchange Notes, the Guarantees or the Indenture; (l) provides any party the right to accelerate obligations or exercise remedies without notice; (m) purports to permit the Trustee or any holder of the Exchange Notes to act as any party’s agent and attorney-in-fact; (n) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the primary obligor on whose behalf the indemnity was issued; or (o) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Exchange Notes, the Guarantees and the Indenture.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications set forth herein, we are of the opinion that:

1.    When duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Original Notes in accordance with the Registration Statement and the Registration Rights Agreement, the Exchange Notes will constitute valid and binding obligations of the Company.

2.    When (a) the Exchange Notes have been duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Original Notes in accordance with the Registration Statement and the Registration Rights Agreement and (b) the Guarantees have been duly executed and delivered by the Guarantors, the Guarantees will constitute valid and binding obligations of the Guarantors.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus that is part of the Registration Statement.

Very truly yours,

Cooley LLP

/s/ Darren DeStefano
By: Darren DeStefano

EXHIBIT A

Allrecipes.com, Inc.

MyWedding, LLC

Selectable Media Inc.

TI Gotham Inc.

BIZRATE INSIGHTS INC.

Book-of-the-Month Club, Inc.

Cozi Inc.

Entertainment Weekly Inc.

FanSided Inc.

Health Media Ventures Inc.

Hello Giggles, Inc.

MNI Targeted Media Inc.

NewSub Magazine Services LLC

NSSI Holdings Inc.

SI DIGITAL GAMES, INC.

Southern Progress Corporation

Synapse Direct, Inc.

Synapse Group, Inc.

Synapse Retail Ventures, Inc.

Synapse Ventures, Inc.

Synapseconnect, Inc.

TI International Holdings Inc.

TI Live Events Inc.

TI Marketing Services Inc.

TI Media Solutions Inc.

TI MEXICO HOLDINGS INC.

TI PAPERCO INC.

TI Consumer Marketing, Inc.

TI Customer Service, Inc.

TI Distribution Services Inc.

TI Inc. Affluent Media Group

TI Inc. Books

TI Inc. Lifestyle Group

TI Inc. Play

TI Inc. Retail

TI Inc. Ventures

TI Publishing Ventures, Inc.

Viant Technology Holding Inc.

TI Administrative Holdings LLC

TI Books Holdings LLC

TI Circulation Holdings LLC

TI Corporate Holdings LLC

TI Distribution Holdings LLC

TI Magazine Holdings LLC

TI Sales Holdings LLC

TI Direct Ventures LLC

Exhibit B

Eating Well, Inc.

KPHO Broadcasting Corporation

KPTV-KPDX Broadcasting Corporation

KVVU Broadcasting Corporation

Meredith Performance Marketing, LLC

Meredith Shopper Marketing, LLC

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